Valeritas Reports Record Second Quarter Revenue with 36% Year-over-Year Growth

- Company’s Fourth Consecutive Quarter of Record Revenue and Third Consecutive Quarter with Year-Over-Year Revenue Growth Exceeding 20% -

BRIDGEWATER, New Jersey, August 7, 2018 --- Valeritas Holdings, Inc. (NASDAQ: VLRX), a medical technology company and maker of V-Go® Wearable Insulin Delivery device, a simple, affordable, all-in-one, insulin delivery option that is worn like a patch for patients with diabetes, announced today financial results for the second quarter ended June 30, 2018.

Second Quarter 2018 Highlights:

•	Revenues in the second quarter grew 36% year-over-year to $6.5 million;

•	Total and new prescriptions for the second quarter in the Company’s targeted accounts grew 22% and 18% year-over-year, respectively.

•	Gross margin increased to 47.6% during the second quarter of 2018, an increase of nearly 10 percentage points compared to 37.7% in the second quarter of 2017.

•	Signed exclusive agreements for the distribution of V-Go in Austria and Germany.

•	Presented additional strong data demonstrating the effectiveness and economic benefits of V-Go for people with type 2 diabetes at several major scientific meetings.

•	V-Go was added to the Cigna HealthSpring Part D Plan

“We believe V-Go has the potential to one day become the insulin delivery method of choice for millions of patients with type 2 diabetes and that the revenue potential for Valeritas is substantial,” said John Timberlake, President and Chief Executive Officer. “Studies continue to show that patients with type 2 diabetes who switched from insulin pens and syringes to V-Go not only significantly lowered their blood glucose, but did so with less insulin. Our record second quarter revenue demonstrates the continued momentum of both awareness and adoption of V-Go among prescribing physicians as well as patients with type 2 diabetes”.

Second Quarter 2018 Financial Highlights

Total revenue for the second quarter of 2018 was $6.5 million, a 36% increase from the second quarter of 2017 and a 7% sequential increase from the first quarter of 2018.

The increase in the Company’s revenue was driven by strong prescription growth in the Company’s targeted territories. For the second quarter, total and new prescriptions in targeted accounts grew 22% and 18% year-over-year, respectively. The Company also experienced 8% year-over-year growth in new prescriptions and 5% sequential growth in total prescriptions in accounts that were not targeted by its sales representatives, which we believe demonstrates the success of the Company’s cost-effective strategy of using a third-party inside sales team and contracted in-service visits.

Gross profit in the second quarter of 2018 was $3.1 million, an increase of 71% versus $1.8 million in the same period in 2017. Gross margin increased by nearly 10 percentage points to 47.6% versus 37.7% in the second quarter of 2017 due primarily to the increase in unit sales of V-Go, as well as an increase in V-Go’s net selling price, and remained constant from the first quarter of 2018.

Operating expenses for the second quarter of 2018 were $13.1 million, an increase of 2% from $12.9 million in the second quarter of 2017 due to a slight increase in promotional spending and in clinical studies. The Company’s direct field-based sales force size was consistent between periods.

Operating loss in the second quarter of 2018 was $10.0 million, a decrease of 9.8% from $11.1 million in the second quarter of 2017, primarily due to improved gross margins, as discussed above.

Net loss in the second quarter of 2018 was $11.0 million, a decrease of 9% from $12.0 million in the second quarter of 2017, which was primarily due to improved gross margin.

Total cash and cash equivalents were $33.0 million as of June 30, 2018, compared to $26.0 million on December 31, 2017. The increase in cash was due to the Company’s $26.8 million equity capital raise in April 2018 and an additional $3 million of common stock sold through the Company’s purchase agreement with Aspire Capital, offset by net cash used for operating activities.

Guidance:
The Company expects 2018 revenue to be between $26 and $28 million. The Company also expects quarterly gross margin to increase on both an annual and sequential basis in 2018, ending the year with a gross margin above 50% for the fourth quarter of 2018. These expectations are based on, among other things, the assumption there will be continued growth in the Company's targeted accounts and no sequential decline in the Company's non-targeted accounts.

About Valeritas Holdings, Inc.
Valeritas is a commercial-stage medical technology company focused on improving health and simplifying life for people with diabetes by developing and commercializing innovative technologies. Valeritas’ flagship product, V-Go® Wearable Insulin Delivery device, is a simple, affordable, all-in-one basal-bolus insulin delivery option for patients with diabetes that is worn like a patch and can eliminate the need for taking multiple daily shots. V-Go administers a continuous preset basal rate of insulin over 24 hours, and it provides discreet on-demand bolus dosing at mealtimes. It is the only basal-bolus insulin delivery device on the market today specifically designed keeping in mind the needs of type 2 diabetes patients. Headquartered in Bridgewater, New Jersey, Valeritas operates its R&D functions in Marlborough, Massachusetts.

More information is available at www.valeritas.com and our Twitter feed @Valeritas_US, www.twitter.com/Valeritas_US.

Conference Call Information

Valeritas will hold a conference call to discuss the results today, Tuesday, August 7, 2018, at 4:30 PM ET. The dial-in numbers are (866) 393-4306 for domestic callers and (734) 385-2616 for international callers. The conference ID number is 2787099. A live webcast of the conference call will be available on the investor relations section of the Valeritas corporate website at www.valeritas.com.

Forward-Looking Statements

This press release may contain forward-looking statements. Statements in this press release that are not purely historical are forward-looking statements. Such forward-looking statements include, among other things, references to Valeritas technologies, business and product development plans and market information. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the ability to raise the additional funding needed to continue to pursue Valeritas’ business and product development plans, the inherent uncertainties associated with developing new products or technologies, the ability to commercialize the V-Go® Wearable Insulin Delivery device with limited resources, competition in the industry in which Valeritas operates and overall market conditions. Statements or claims made by third parties regarding the efficacy or functionality of V-Go as compared to other products are statements made by such individual and should not be taken as evidence of clinical trial results supporting such statements or claims. Any forward-looking statements are made as of the date of this press release, and Valeritas assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements, except as required by law. Investors should consult all of the information set forth herein and should also refer to the risk factor disclosure set forth in the reports and other documents Valeritas files with the SEC available at www.sec.gov.

Investor Contacts:
Lynn Pieper Lewis or Greg Chodaczek
Gilmartin Group
646-924-1769
ir@valeritas.com

Media Contact:
Kevin Knight
Knight Marketing Communications, Ltd.
206-451-4823
pr@valeritas.com

Valeritas Holdings, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)
(Dollars in thousands, except share and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Revenue, net	$6,497	$4,788	$12,578	$9,399
Cost of goods sold	3,405	2,985	6,589	5,863
Gross margin	3,092	1,803	5,989	3,536
Operating expense:
Research and development	1,860	1,650	3,924	3,238
Selling, general and administrative	11,228	11,231	22,693	21,678
Total operating expense	13,088	12,881	26,617	24,916
Operating loss	(9,996)	(11,078)	(20,628)	(21,380)
Other income (expense), net:
Interest expense, net	(939)	(888)	(1,878)	(2,472)
Other expense	(25)	(35)	(28)	(21)
Other income	—	19	—	85
Total other income (expense), net	(964)	(904)	(1,906)	(2,408)
Loss before income taxes	(10,960)	(11,982)	(22,534)	(23,788)
Income tax expense	—	—	—	—
Net loss	$(10,960)	$(11,982)	$(22,534)	$(23,788)
Preferred stock dividend	$(550)	$(549)	$(1,100)	$(597)
Net loss attributable to common stockholders	$(11,510)	$(12,531)	$(23,634)	$(24,385)
Net loss per share of common shares outstanding - basic and diluted	$(0.62)	$(1.83)	$(1.85)	$(5.44)
Weighted average common shares outstanding - basic and diluted	18,479,951	6,842,978	12,792,578	4,479,565

Valeritas Holdings, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)
(Dollars in thousands, except share amounts and per share amounts)

	June 30, 2018	December 31, 2017

Assets
Current assets:
Cash and cash equivalents	$33,044	$25,961
Accounts receivable, net	4,861	3,991
Inventories, net	7,039	8,105
Deferred cost of goods sold	—	539
Prepaid expense and other current assets	1,414	876
Total current assets	46,358	39,472
Property and equipment, net	5,919	5,469
Other assets	323	148
Total assets	$52,600	$45,089
Liabilities and stockholders' equity (deficit)
Current liabilities:
Accounts payable	$4,292	$5,644
Accrued expense and other current liabilities	7,108	5,798
Current portion of capital lease obligation	90	—
Deferred revenue	—	1,638
Total current liabilities	11,490	13,080
Long-term debt, related parties (net of $116 and $125 in issuance costs at June 30, 2018 and December 31, 2017, respectively)	38,025	36,009
Capital lease obligation, less current portion	180	—
Other long-term liabilities	97	58
Total liabilities	49,792	49,147
Stockholders' equity (deficit)
Convertible preferred stock, $0.001 par value, 50,000,000 shares authorized at June 30, 2018; 2,750,000 shares issued and outstanding at June 30, 2018 and December 31, 2017. (aggregate liquidation value of $30,311 and $29,211 at June 30, 2018 and December 31, 2017, respectively)	3	3
Common stock, $0.001 par value, 300,000,000 shares authorized; 24,706,999 shares issued and 24,699,145 outstanding at June 30, 2018 and 7,015,636 shares issued and 7,007,782 shares outstanding at December 31, 2017.	25	7
Additional paid-in capital	499,280	469,877
Accumulated deficit	(496,476)	(473,921)
Treasury stock, at cost (7,854 shares at June 30, 2018 and December 31, 2017)	(24)	(24)
Total stockholders' equity (deficit)	2,808	(4,058)
Total liabilities and stockholders' equity (deficit)	$52,600	$45,089
See accompanying notes to unaudited condensed consolidated financial statements.